Exhibit (c)(11)

– Confidential Draft – Project Gemini: Confidential Discussion Materials May 15, 2022

– Confidential Draft – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini’s management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, wouldcreate an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Gemini. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– Confidential Draft – Illustrative Response Illustrative Proposal Premiumï,§ TBD Considerationï,§ TBD ï,§ Sands family stake subject to 5 year lock-up Monetization / ï,§ Permitted exemption for up to 33% of their stake – Sales limited to 1% of market capitalization in any 6 month period, approximately ~$470mm Lock-up • Permitted to sell up in excess of this restriction in a Company-run broadly marketed transaction – Participation in any Company buyback done at prevailing market prices or less ï,§ Restrictions on increasing stake, making proposals, no public criticism for 5 years Standstill – Sands representatives to leave Board to engage in any related activities after the 5 year period Nomination ï,§ Nomination rights that expire over 5 years Rights – 2 Board members if >10% stake; 1 Board members if >5% stake Executive Rolesï,§ No ongoing executive roles Compensation ï,§ Compensation and benefits to be in-line with a typical Gemini non-executive director & Benefits ï,§ Rotation of Lead Independent Director position Governance ï,§ Majority vote standard 2

– Confidential Draft – Summary Stock Vs. Cash Consideration Stock Cash No immediate cash outlay required Less EPS dilution than stock Provides increased flexibility as to timing of Potentially value accretive if stock price repurchases / cash outlay increases Majority of prior reclass premiums Cash premium reduces future selling of Benefits utilized stock Sands stake Does not impact leverage profile – Less overhang on shares from expected Sands monetization May be preferred if stock declines May be faster to achieve similar end result (i.e., buying back Sands shares) ï,§ More EPS dilution than cashï,§ Lower flexibility as to timing of cash outlayï,§ Larger future stake monetization requiredï,§ Crystalizes amount of premium in uncertain capital markets environmentï,§ Potential overhang on shares from expected Sands monetizationï,§ Increases company’s leverage profile Considerations ï,§ If company expects to repurchase shares in the ï,§ Cash return to Sands only may be viewed as future, creates an extra step vs. use of cash targeted buyback

– Confidential Draft – Analysis At Various Potential Exchange Ratios / Premiums Summary Metrics At Various Illustrative Exchange Ratios / Premiums Prior Situations Prem % Exchange Exchange Premium – 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Mkt Cap Prem Exchange Ratio 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 1.35x 9.6% 19% Stated Premium ($bn) – ($0.3) ($0.6) ($0.9) ($1.2) ($1.4) ($1.7) ($2.0) 8.3% 57% Stated Prem % Mkt Cap — 0.6% 1.2% 1.8% 2.5% 3.1% 3.7% 4.3% 6.9% 17% Net Of Comp Value (1) (0.6%) 0.0% 0.6% 1.2% 1.9% 2.5% 3.1% 3.7% 3.4% 28% 3.3% 22% Effective Premium ($bn) – ($0.3) ($0.5) ($0.7) ($1.0) ($1.2) ($1.5) ($1.7) 2.9% 31% Eff Prem % Mkt Cap — 0.5% 1.1% 1.6% 2.1% 2.6% 3.1% 3.6% 1.5% 35% -—-Net Of Comp Value (1) (0.6%) (0.1%) 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% -—- P/E â^† To Breakeven (0.1x) +0.0x +0.2x +0.3x +0.4x +0.5x +0.7x +0.8x Median 3.3% 22% Initial proposal 4 Source: Company filings, Wall Street research and FactSet. Note: U.S. Dollars in billions, except per share amounts.. (1) Based on illustrative annual compensation savings of $16.3mm tax affected at 20% and valued at Gemini current P/E multiple of 21.5x.

Appendix: Selected Precedents

– Confidential Draft –

# Summary Of Selected Prior Share Reclassification Situations

Evaluated 29 prior reclassification situations since 2001 (companies over $500mm market cap at time of announcement)

- In the 9 family / founder situations, all but 2 included a premium paid to the family
- Only 1 of the 20 situations without a family / founder controller had a premium paid (in CTE 50.2% of the high vote stock was owned by a single holder L3; 29% of total vote)

**High Vote Class Ownership Dynamics**

n=29


Family / Founder Controlling Shareholder
(e.g., Forest City)
31%
69%
No Family / Founder Controlling Shareholder
(e.g., Chipotle)

**Announced Premium As % Of Market Cap**

*Chart reflects max, min and median of selected prior reclassification situations (n=29)*


Max
Median
Min
9.6%
3.3%
0.0%
0.8%
0.0%

**Announced Exchange Premium**


Max
Median
Min
57.2%
22.0%
0.0%
9.0%
0.0%
Family / Founder Controlling Shareholder
No Family / Founder Controlling Shareholder

CENTERVIEW PARTNERS
6

Source: Company filings and FactSet.

– Confidential Draft – Prior Reclassification Exchange Premium Analysis Premiums paid as % market cap in selected recent situations has ranged from 1.5% to 3.5%, implying an exchange ratio of 1.15x to 1.34x for Gemini Selected Prior Reclassification Situations Gemini Class B Premium At Various % Aggregate Premium Paid As % Of Market Cap Premium in Selected Recent Situations Stewart For. City Median Hubbell 9.6% 8.3% 6.9% Sands Initial 1.5% 2.9% 3.3% 3.4% 3.4% 3.3% Proposal: 4.3% 2.9% 1.5% Median: 3.3% -—- Gemini Market Cap ($bn) $47.1 Announced Exchange Premium Implied Prem. Paid By 57% $0.7 $1.4 $1.6 $1.6 Sands Initial Class A To Class B ($) 31% 35% Proposal: 35% 28% 19% 22% Median: 22% 17% Class B Shares 23.2 -—- Sotheby’s Robert Reader’s Stewart Info. Alberto- Pro Forma Class B Shares 26.6 29.7 30.7 30.9 Mondavi Digest Culver National Hubbell Forest City Aaron’s Inc. Research Implied Exchange 14.6% 28.1% 32.3% 33.3% Premium Aggregate Premium ($mm) Implied Exchange $96 $81 $42 $197 $78 $160 $13 -—- 1.15x 1.28x 1.32x 1.33x Ratio 7 Source: Company filings and FactSet. Note: Sorted high to low by aggregate premium paid as % of market cap.

– Confidential Draft –

# Selected Prior Share Reclassification Situations

## Represents selected prior reclassification situations since 2000 for companies with >$500mm market capitalization at announcement

| Group | Company | Date Ann. | Equity Val. @ Ann. | Votes (H / L) | Total High Vote Economic (Pre / Post) | Total High Vote Voting (Pre / Post) | HV / LV Exchange Ratio | Cash / Stock Mix | Ann. Exchange Prem.[1] | Prem. % of Mkt Cap | Commentary / Rationale |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Family / Founder Controlling Shareholder | National Research | 09/17 | $1.0 | 1 / 0.01 | 14% / 14% | 94% / 14% | 1.00x | 36% / 64% | 57% | 8.3% | HV traded at ~57% prem.; Offer in-line with trading; LV 1/6th dividend |
| | Stewart Info | 01/16 | 0.8 | 1 / 1 | 4% / 4% | 4% / 4% | 1.00x | 26% / 74% | 35% | 1.5% | Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass |
| | Forest City | 12/16 | 5.5 | 10 / 1 | 7% / 9% | 44% / 9% | 1.31x | -- / 100% | 31% | 2.9% | Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives |
| | Hubbell | 08/15 | 5.7 | 20 / 1 | 12% / 12% | 74% / 12% | 1.00x | 22% / 78% | 28% | 3.4% | Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee |
| | Reader's Digest | 04/02 | 2.3 | 1 / -- | 12% / 15% | 100% / 15% | 1.22x | -- / 100% | 22% | 3.3% | Family controller Trust desired diversification; Sent first proposal ~30% premium |
| | Sotheby's[2] | 09/05 | 1.0 | 10 / 1 | 22% / 12% | 62% / 12% | 0.51x | 58% / 42% | 19% | 9.6% | Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50% |
| | Robert Mondavi | 08/04 | 0.6 | 10 / 1 | 36% / 40% | 85% / 40% | 1.17x | -- / 100% | 17% | 6.9% | Deal maintained announced 1.165x ratio |
| | Alberto-Culver | 10/03 | 3.6 | 1 / 0 | 55% / 55% | 92% / 55% | 1.00x | -- / 100% | -- | -- | Liquidity; Investor confusion; Governance |
| | Aaron's Inc. | 09/10 | 1.4 | 1 / -- | 14% / 14% | 100% / 14% | 1.00x | -- / 100% | -- | -- | Liquidity; Align vote/econ; Attract investors |
| | **Minimum** | | | | **4% / 4%** | **4% / 4%** | **0.51x** | | **--** | **--** | |
| | **Median** | | | | **14% / 14%** | **85% / 14%** | **1.00x** | | **22%** | **3.3%** | |
| | **Maximum** | | | | **55% / 55%** | **100% / 55%** | **1.31x** | | **57%** | **9.6%** | |
| No Family / Founder Controlling Shareholder | CTE | 04/03 | $0.9 | 15 / 1 | 9% / 9% | 58% / 9% | 1.09x | -- / 100% | 9% | 0.8% | Single holder, L3, has 50.2% of high vote and 29% of total vote |
| | Snowflake | 03/21 | 76.6 | 10 / 1 | 82% / 82% | 98% / 82% | 1.00x | -- / 100% | -- | -- | Class B shares held by Pre-IPO investors converted to Class A shares |
| | VMware | 10/21 | 67.8 | 10 / 1 | 73% / 73% | 96% / 73% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | SAP | 02/01 | 48.8 | 1 / -- | 58% / 58% | 100% / 58% | 1.00x | -- / 100% | -- | -- | Transparent cap structure; greater flexibility; governance |
| | Time Warner Cable | 05/08 | 30.5 | 10 / 1 | 8% / 8% | 45% / 8% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | Conoco | 07/01 | 17.3 | 5 / 1 | 70% / 70% | 92% / 70% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | Raytheon | 02/01 | 12.2 | 1 / 1[3] | 70% / 70% | 70% / 70% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | GameStop | 12/06 | 4.2 | 10 / 1 | 39% / 39% | 87% / 39% | 1.00x | -- / 100% | -- | -- | Simplify cap. structure; liquidity; governance |
| | Waddell Reed | 12/00 | 3.0 | 5 / 1 | 48% / 48% | 82% / 48% | 1.00x | -- / 100% | -- | -- | Reduce investor confusion, liquidity, simplify capital structure |
| | Chipotle | 10/09 | 2.6 | 10 / 1 | 52% / 52% | 92% / 52% | 1.00x | -- / 100% | -- | -- | Eliminate discount; liquidity; attract investors |
| | Agere Systems | 12/04 | 2.4 | 1 / 1[3] | 52% / 52% | 52% / 52% | 1.00x | -- / 100% | -- | -- | Liquidity; Investor confusion; improve governance |
| | Victory Capital | 09/21 | 2.3 | 10 / 1 | 76% / 76% | 97% / 76% | 1.00x | -- / 100% | -- | -- | Strengthen governance; increase inclusion in indices; eliminate confusion |
| | Eagle Materials | 01/06 | 2.3 | 1 / 1[4] | 48% / 48% | 48% / 48% | 1.00x | -- / 100% | -- | -- | Simplify cap. structure; liquidity; investor confusion |
| | Freeport-McMoran | 02/02 | 2.1 | 1 / 1[3] | 61% / 61% | 61% / 61% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | SunPower | 09/11 | 1.1 | 8 / 1 | 42% / 42% | 85% / 42% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | Curtiss | 02/05 | 1.1 | 1 / 1[3] | 41% / 41% | 41% / 41% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | Gartner Inc. | 02/05 | 1.0 | 1 / 1[3] | 20% / 20% | 20% / 20% | 1.00x | -- / 100% | -- | -- | Maintained vote / econ%; Lost director majority |
| | FECI | 02/03 | 0.9 | 1 / 1[3] | 54% / 54% | 54% / 54% | 1.00x | -- / 100% | -- | -- | Spin-related distribution |
| | Mueller Water | 10/09 | 0.7 | 8 / 1 | 74% / 74% | 96% / 74% | 1.00x | -- / 100% | -- | -- | Liquidity; reduce investor confusion; improve governance |
| | Triarc Companies | 04/08 | 0.6 | 1 / 0.1 | 31% / 31% | 82% / 31% | 1.00x | -- / 100% | -- | -- | Acquiror in competitive merger process |
| | **Minimum** | | | | **8% / 8%** | **20% / 8%** | **1.00x** | | **--** | **--** | |
| | **Median** | | | | **50% / 50%** | **76% / 50%** | **1.00x** | | **--** | **--** | |
| | **Maximum** | | | | **74% / 74%** | **100% / 74%** | **1.09x** | | **9%** | **0.8%** | |

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.
(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Only Taubman family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented less than 50% of aggregate votes. (3) Class B entitled to elect 80% of Directors. Same voting power as Class A on all other matters. (4) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

CENTERVIEW PARTNERS 8

– Confidential Draft – Related Party Selected Dual Class Stock Transactions John Malone HVS Prem. Ctrl. S/H HVS Prem. / Ann. Deal Over Premium to Unaffected Price (2) Prem. as % Voting Int. Econ. Int. (Disc.) to LVS Ctrl. S/H Post-Txn Date Acquiror Target Size ($bn) LVS Prem.(1) High Vote Low Vote Agg. Paid Txn. Val.(3) High / Low High / Low L6M Trading(4) Board Seat Mgmt. 6/16 (5) $4.4 6% 24% 16% 17% 0.5% 51% / 49% 9% / 91% 0.1%ïƒ¼ïƒ» 2/13 Assisted Living 0.5 8% 33% 24% 25% 0.6% 59% / 41% 13% / 87% NAïƒ»ïƒ» Concepts 12/11 3.1 20% 112% 76% 81% 2.0% 50% / 50% 12% / 88% NAïƒ»ïƒ¼ 9/09 (6) 8.6 72% 130% 34% 40% 3.5% 41% / 59% 7% / 93% NAïƒ»ïƒ¼ (7) 5/09 12.7 12% NA NA NA NA 33% / 68% 6% / 94% 0.5%ïƒ»ïƒ» 10/04 1.4 16% 65% 42% 50% 4.0% 83% / 17% 33% / 67% NAïƒ»ïƒ» (8) 12/02 3.6 73% 277% 118% 127% 2.8% 75% / 25% 5% / 95% NAïƒ»ïƒ» 2/00 4.3 67% 136% 42% 45% 1.8% 27% / 73% 4% / 96% NAïƒ»ïƒ» 3/99 Century 5.5 9% 36% 25% 31% 3.1% 92% / 8% 55% / 45% NAïƒ¼ïƒ» Communication 6/98 48.3 9% 44% 33% 34% 0.6% 47% / 53% 10% / 90% (0.4%)ïƒ¼ïƒ» Capstar Broadcasting SFX 8/97 2.0 30% 127% 74% 80% 1.2% 52% / 48% 10% / 90% NAïƒ»ïƒ» (Hicks Muse) Broadcasting 8/96 Silver King 1.4 20% 42% 18% 22% 3.8% 67% / 33% 17% / 83% NAïƒ¼ïƒ¼ Communication Minimum 6% 24% 16% 17% 0.5% 27% / 8% 4% / 45% (0.4%) Median 18% 65% 34% 40% 2.0% 52% / 48% 10% / 90% 0.1% Mean 28% 93% 46% 50% 2.2% 56% / 44% 15% / 85% 0.0% Maximum 73% 277% 118% 127% 4.0% 92% / 73% 55% / 96% 0.5% Source: Company filings, Capital IQ, FactSet and Thomson Banker. Note: Reflects selected transactions in which different classes received different levels of consideration. Excludes transactions in which multiple classes of stock were publically traded and received differentiated premiums but same absolute dollar amount of per share consideration. Excludes transactions in which high-vote shares / controlling shareholders received consideration with non-specific value (e.g., Hammons, Dream Works). (1) Represents high vote per share offer value divided by low vote per share offer minus 1. (2) Represents high vote and low vote offer premium to low vote share price as of day prior to announcement, except in instances where high vote shares were publicly traded. In such instances, represents offer price premium to each respective class as of day prior to announcement. Aggregate represents aggregate combined offer premium to low vote share price. (3) Calculated as aggregate excess premium in consideration paid to high-vote shares vs. consideration paid to low-vote shares, divided by transaction value. (4) Companies with only one class of shares that are publicly traded denoted with NA. (5) High-vote Starz shares received $7.26 in cash, 0.6321 non-voting Lionsgate shares and 0.6321 voting Lionsgate shares. Low-vote Starz shares received $18.00 in cash and 0.6784 non-voting Lionsgate shares. Value of stock consideration based on acquiror’s VWAP over 20 days preceding announcement. (6) High- and low-vote ACS shareholders received a mixed consideration of 4.935 shares of Xerox common stock and $18.60 in cash per share held. High vote shareholders in aggregate received an additional consideration of $300mm 8.0% Convertible Perpetual Preferred Stock. (7) Liberty Media to be split into two companies: Liberty Entertainment (LEI) and Liberty Starz (LSTZ). Each Liberty Media A / B share entitled to 0.9 LEI A/B share and 0.1 LSTZ A/B share. DIRECTV agreed to issue 1.1111 DIRECTV A share for each LEI A share and 1.1111 DIRECTV B share for each LEI B share. Each DIRECTV B share represents 15 votes and each DIRECTV A share represents 1 vote; thus tangible economic premium for high vote shares not available; nominal premium to low vote share price calculated based on adjusted Liberty Media share price (0.9x prior day closing price). 9 (8) Non-voting Panamco shareholders received a cash consideration of $22.00 per share. Voting Panamco shareholders received a cash consideration of $38.00 per share. The Coca-Cola Company (“KO”) received a stock consideration of 304mm shares of unlisted Series D Coca-Coca FEMSA (“KOF”) stock valued at $22.00 per Panamco share.

Appendix: Supporting Analyses

– Confidential Draft –

# Illustrative Partial Ownership Stake Monetization Analysis

Gemini Class A share ADTV over the prior year has been ~1mm shares or ~$240mm per day. Sands indicated desired liquidity of ~1/3 of PF stake[1] implies potential sale of ~13.3mm shares or ~$3.3bn, which may cause downward pressures on Gemini stock if daily selling exceeds certain amounts (e.g., 25% of ADTV)

## *Illustrative Sands Stake At 35% Premium*

| | |
|---|---|
| Sands Class A Shares (mm)[2] | 9.3 |
| Sands Class B Shares (mm)[2] | 22.8 |
| **Total Current Shares (mm)** | **32.0** |
| x Class A Share Price | $248.92 |
| **Total Market Value ($mm)** | **$7,977** |
| Illus. New Shares @ 35% Premium (mm) | 8.0 |
| **PF Shares (mm)** | **40.0** |
| x Class A Share Price | $248.92 |
| **PF Market Value ($mm)** | **$9,962** |

***Illustrative 1/3 of PF Sands Ownership***

| | |
|---|---|
| **1/3 Of PF Shares (mm)** | **13.3** |
| **1/3 Of PF Market Value ($mm)** | **$3,321** |

## *Illustrative Trading Days To Selldown 1/3 Of PF Sands Stake At <25% Of Class A Trading Volume & Value*

Class A Average Daily Trading Volume (000's) (Last 20 Years)


60,000
40,000
20,000
–
Average Daily Volume: 1.7mm shares
May-02
May-07
May-12
May-17
May-22

Class A Average Daily Trading Value ($mm) (Last 20 Years)


$3,000
$2,000
$1,000
–
ADTV: $127mm
May-02
May-07
May-12
May-17
May-22

***Trading Days To Selldown By Class A Volume / ADTV***

| | ADTV (000's) | Avg. Daily Value ($mm) | 25% of Vol. (000's) | 25% of Value ($mm) | Trading Days by Volume | Trading Days by Value |
|---|---|---|---|---|---|---|
| 20-Year | 1,665 | $127 | 416 | $32 | 32 | 104 |
| 10-Year | 1,597 | 221 | 399 | 55 | 33 | 60 |
| 5-Year | 1,455 | 292 | 364 | 73 | 37 | 45 |
| 3-Year | 1,210 | 242 | 302 | 61 | 44 | 55 |
| 1-Year | 1,047 | 240 | 262 | 60 | 51 | 55 |

Source: Company filings, CapIQ and FactSet.
Note: U.S. Dollars in millions. Share counts in thousands, unless otherwise specified.
(1) Assuming 35% exchange premium and all stock exchange.
(2) Share counts as of amended Schedule 13-D filed April 4, 2022. Class A shares includes Class I shares.

CENTERVIEW PARTNERS 11

– Confidential Draft – Summary Governance Rights In Prior Share Reclassification Situations Premium Ann. % Of Company / HVS Voting Exchange Market Expense & Fee Date (Pre / Post) Premium Cap Nomination Rights Standstill Reimbursement Full 94% / 14% 57% 8.3% reimbursement (~$2mm) Sep-17 Nomination of 2 family Each party paid members in 2016, and 4%(1) / 4% 35% 1.5% themselves, Company 1 member in 2017 and Jan-16 reimbursed $150k 2018 as Vice Chairman Nomination of 4 75% of post-reclass Full directors, including non- holdings required 44% / 9% 31% 2.9% reimbursement exec Chairman until to maintain Dec-16 (~$1.5mm) 2019, and 2 until 2021 nomination rights 2 year standstill, no Reimbursement 74% / 12% 28% 3.4% increasing stake, up to $4mm Aug-15 nominating directors 100% / 15% 22% 3.3% Apr-02 Understood that 4-years or 30 days Taubman would resign after Family owns 62% / 12% 19% 9.6% Sep-05 from some Committees less than 10% / but not Board aren’t on Board 85% / 40% 17% 6.9% Aug-04 92% / 55% — —Oct-03 No nomination rights but Classified Board put 2 100% / 14% — —family members in terms Sep-10 expiring 2011 and 2013 12 Source: Company filings, CapIQ and FactSet. Note: Ordered highest to lowest by announced exchange premium. (1) Previously elected 4 of 9 Class B directors.

– Confidential Draft –

# Selected U.S. Companies With A Large Strategic / Financial Sponsor Shareholder

| | Company | Investor | % Stake | Market Cap | Nomination Rights | Standstill | Board Members | Other |
|---|---|---|---|---|---|---|---|---|
| Strategic | Keurig Dr Pepper | JAB<br>Mondelēz International | 33%<br>5% | $52.4 | ✓ | ✓ | 4 / 12<br>1 / 12 | JAB has right to nominate 4 directors and Mondelez right to appoint 2 directors; each party agreed to 6-month standstill |
| | Monster Beverage Corporation | Coca-Cola | 19% | 45.9 | ✓ | ✓ | 2 / 10 | Right to nominate 2 directors (reduced to 1 in 36 months or if ownership > 20%); must hold shares for up to 4 years |
| | AmerisourceBergen | Walgreens Boots Alliance | 28% | 33.3 | ✓ | ✓ | 1 / 10 | Right to designate one Director if WBA owns 5% or more, collectively; Standstill agreement in place for 2 years or 89 days after no WBA Director on Board |
| | Keurig Green Mountain | Coca-Cola | 16% | 13.9 | ✓ | ✓ | 1 / 12 | Coca-Cola put forward one nominee as part of the transaction; agreed to 3-year standstill to not sell, pledge, short or transfer any shares |
| | Canopy Growth | Constellation Brands | 36% | 2.3 | ✓ | ✓ | 4 / 7 | Right to nominate 4 directors; Constellation unable to acquire more than 20.0mm additional shares; restricted from making takeover offer below C$54 until 8/1/19 |
| Financial sponsor | Albertsons | cerberus | 33% | 15.3 | ✓ | ✓ | 3 / 14 | Hold >20%, can designate 4 Directors; between 10% and 20%, can designate 2 Directors; between 5% and 10%, can designate 1 Director; Standstill agreement for 18 months |
| | OLAPLEX. | Advent International | 76% | 8.7 | ✗ | ✗ | 5 / 11 | Registration right agreement in place for Advent; voting control for Board |
| | Oatly! | Verlinvest | 46% | 2.0 | ✓ | ✗ | 8 / 11 | Based on ownership: if Verlinvest / China Resources hold 5, 10, 15% then they receive 1, 2 or 3 Directors, respectively |

Source: Company filings, CapIQ and FactSet.
Note: U.S. Dollars in billions. Ordered highest to lowest by market cap by category.

CENTERVIEW PARTNERS 13

– Confidential Draft –

# Summary Of Governance Rights In Companies With Major Shareholder

Includes companies with > $15bn market cap, family / founder shareholder between ~15-30% and single class of shares

| Company | Market Cap | Shareholder | % Owned 10 Years Ago → Today | Shareholder Executive Role | Board 10 Years Ago → Today | Nomination Rights | Standstill | Select Commentary |
|---|---|---|---|---|---|---|---|---|
| W. R. Berkley Corporation | $18.3 | William and Robert Berkley | 19.6% → 21.9% | ✓ Exec. Chairman; CEO | 2 of 9 → 2 of 9 (22% → 22%) | ✗ | ✗ | |
| J.B. Hunt | 18.4 | Johnelle Hunt | 17.5% → 17.4% | ✗ None | 1 of 11 → 1 of 11 (9% → 9%) | ✗ | ✗ | Previously held 3 Board seats up until 2004 |
| Loews | 15.9 | Tisch Family | 9.8% → 17.4% | ✓ Non-exec. Chairman, CEO | 3 of 13 → 3 of 12 (23% → 25%) | ✗ | ✗ | |
| Brown & Brown Insurance | 16.5 | Brown Family | 15.9% → 15.9% | ✓ Non-exec. Chairman, CEO | 2 of 11 → 2 of 12 (18% → 17%) | ✗ | ✗ | |
| Tesla | 896.8 | Elon Musk | 29.2% → 15.8% | ✓ CEO | 2 of 8 → 2 of 9 (Loss of Chairman seat) (25% → 22%) | ✗ | ✗ | Proposal to move from supermajority to MVS failed |
| Marriott | 56.5 | Marriott Family | 15.5% → 15.7% | ✓ Exec. Chairman | 2 of 10 → 3 of 14 (Reducing to 2 of 12 after AGM) (20% → 21%) | ✗ | ✗ | 3rd family member joined Board in 2021 for transition |
| Arista | 34.2 | Andreas Bechtolsheim | 19.7% → 15.3% | ✓ Non-exec. Chairman, CDO | 1 of 7 → 1 of 9 (14% → 11%) | ✗ | ✗ | |
| Paycom | 17.8 | Chad Richison | 22.0% → 14.0% | ✓ Non-exec. Chairman CEO | 1 of 6[(1)] → 1 of 7 (Gain of Chairman seat) (14% → 14%) | ✗ | ✗ | |
| Fortinet | 42.7 | Ken and Michael Xie | 16.6% → 14.9% | ✓ Non-exec. Chairman, CEO; CTO | 2 of 7 → 2 of 8 (29% → 25%) | ✗ | ✗ | Current S/H proposal for simple majority vote |

Source: Company filings, CapIQ and FactSet.
Note: U.S. Dollars in billions. Ordered highest to lowest by insider ownership.
(1) As of IPO in 2014.

CENTERVIEW PARTNERS 14

*– Confidential Draft –*

# Consideration Impact On Stated Vs. Effective Premium

## Assumes a 1.35x exchange ratio / premium paid in all stock or all cash

| | *Premium Consideration* | |
|---|---|---|
| | ***Stock*** | ***Cash*** |
| **Current Share Price** | **$248.92** | **$248.92** |
| **Current Enterprise Value** | **$57,020** | **$57,020** |
| (-) Existing Net Debt | (9,870) | (9,870) |
| (-) Premium Paid to B in Cash / Debt | – | (2,022) |
| **Pro Forma Equity Value** | **$47,150** | **$45,128** |
| *Class A Shares* [1] | *166.2* | *166.2* |
| *Class B Shares* | *31.3* | *23.2* |
| ***Pro Forma DSO*** | ***197.4*** | ***189.4*** |
| **Pro Forma Share Price** | **$238.80** | **$238.25** |
| *Class A Pro Forma Market Cap* | *$39,670* | *$39,600* |
| *Class B Pro Forma Market Cap* | *7,480* | *5,530* |
| **Stated Premium Received** | **$2,020** | **$2,020** |
| *% of Market Cap* | *4.3%* | *4.3%* |
| (-) Dilution to Current Class B Shares | (317) | (247) |
| **Effective Premium Received** | **$1,703** | **$1,773** |
| *% of Market Cap* | *3.6%* | *3.8%* |

***Assumes share reclassification does not fundamentally impact Gemini's total enterprise value***

***Premium paid in cash will reduce the pro forma equity value due to incremental debt / cash used; incremental share count will not impact equity value***

***Both forms of consideration result in dilution to the pro forma share price due to incremental debt raised or additional shares issued as premium***

***Headline premium or stated premium does not account for the dilution to all Gemini shareholders, both A and B***

***Effective premium accounts for incremental dilution impacting Class B shareholders***

Source: Company filings and FactSet.
Note: U.S. Dollars in millions. Share counts in millions. Figures rounded to nearest $5mm.
(1) Includes Class 1 shares and impact of dilution from 4.4mm shares of options outstanding at $131.89 strike price, 0.3mm shares of RSUs and 0.2mm shares of PSUs.

CENTERVIEW PARTNERS

15

– Confidential Draft –

# Analysis Of Reduced Executive Compensation

- There may be potential value from reduced compensation available to Gemini if the Sands roles are reduced to non-executive chairman and director, based on other large scale public consumer company compensation benchmarks
- Of the 46 Consumer Discretionary / Staples companies in the S&P 500 with market caps between $20bn and $100bn evaluated, *14* had non-executive, independent Chairman separate from the CEO; median compensation is ***$403K***

## Potential Savings Analysis

| | |
|---|---|
| ***Robert Sands - Executive Chairman*** | |
| FY'21 Salary | $1.0 |
| Stock / Option Awards | 4.1 |
| Other Compensation[(1)] | 4.0 |
| **Total FY'21 Compensation** | **$9.1** |
| **Median Peer Based Non-Exec Chairman Comp.** | **$0.4** |
| **Potential Robert Sands Annual Comp. Savings** | **$8.7** |
| ***Richard Sands - Executive Vice Chairman*** | |
| FY'21 Salary | $0.9 |
| Stock / Option Awards | 3.5 |
| Other Compensation[(1)] | 3.5 |
| **Total FY'21 Compensation** | **$7.8** |
| Gemini Non-Management Director Retainer Fee | $0.1 |
| Gemini Annual Equity Grants | 0.2 |
| **Potential Director Compensation** | **$0.3** |
| **Potential Richard Sands Annual Comp. Savings** | **$7.6** |
| **Total Sands Annual Compensation Savings** | **$16.3** |

## Pro Forma Value Of Savings Impact

| | |
|---|---|
| Total Sands Annual Compensation Savings | $16.3 |
| (-) Taxes @ 20% Rate | (3.3) |
| **After-Tax Annual Sands Compensation Savings** | **$13.0** |
| Gemini NTM P/E Multiple | 21.5x |
| **Illustrative Compensation Value** | **$280** |

| | ***Achieved Today*** | ***Achieved in 2 Yrs @ Illustrative Discount Rate Range Of 7.0%*** | ***8.5%*** | ***10.0%*** |
|---|---|---|---|---|
| Gemini Market Cap ($bn) | ← $47.1 → | | | |
| **Present Value of Savings[(2)]** | **$280** | **$245** | **$238** | **$231** |
| *PV of Savings % of Market Cap* | *0.6%* | *0.5%* | *0.5%* | *0.5%* |
| *Class B Shares (mm)* | ← 23.2 → | | | |
| **Implied Premium** | **4.8%** | **4.2%** | **4.1%** | **4.0%** |
| **Implied Exch. Ratio** | **0.05x** | **0.04x** | **0.04x** | **0.04x** |

Source: Company filings.
Note: U.S. Dollars in millions.
(1) Represents amounts earned under AMIP for Fiscal 2021, 2020 and 2019, Company contributions to 401(k) / Profit Sharing Plan, non-elective contributions under Non-Qualified Savings Plan and aggregate incremental cost of perquisites and personal benefits.
(2) Assumes illustrative future value of after-tax savings valued at Gemini P/E of 21.4x.

CENTERVIEW PARTNERS 16

– Confidential Draft –

# Illustrative Implied P/E Multiple Summary

Illustrative sum-of-the-parts and regression analyses implies an increased P/E multiple for Gemini of +1.0x to +4.3x, assuming Gemini trades closer to the implied valuations based on publicly-traded alcohol companies

| | Sum-Of-The-Parts Analysis | | Regression Analysis (50% Credit) | |
|---|---|---|---|---|
| | Low | High | Revenue Growth | EBIT Margin |
| Implied NTM P/E Multiple | 22.6x | 25.1x | 24.2x | 25.8x |
| Current NTM P/E Multiple | 21.5x | 21.5x | 21.5x | 21.5x |
| **Implied Δ NTM P/E Multiple** | **+1.0x** | **+3.6x** *Additional +1.0x ex-Canopy(1)* | **+2.6x** | **+4.3x** |
| Increase in Total Market Cap ($bn)(2) | +$2.3 | +$8.1 | +$5.9 | +$9.5 |
| Additional Value to Class A ($bn)(3) | +2.0 | +7.1 | +5.2 | +8.3 |
| **Implied Value Creation % (Mkt Cap & Class A)** | ***+5%*** | ***+17%*** | ***+12%*** | ***+20%*** |

***+1x P/E is equivalent to ~$2.2bn of incremental value to Gemini***

Source: Company filings, Wall Street research and FactSet.
Note: U.S. Dollars in billions, except per share amounts. Share counts in millions.
(1) Adjusted for the current market value of Gemini's ~35% ownership stake in Canopy and the attributable Canopy losses.
(2) Total market cap calculated using only Class A share price. Includes impact of dilution from 4.4mm shares of options outstanding at $131.89 strike price, 0.3mm shares of RSUs and 0.2mm shares of PSUs.
(3) Class A calculated as Gemini FDSO (190.3mm) excluding current Class B shares (23.2mm), assuming no premium to Class B shares.

CENTERVIEW PARTNERS 17

– Confidential Draft –

# Illustrative Sum-Of-The-Parts Analysis

Illustrative sum-of-the-parts analysis based on selected multiples from publicly-traded beer, wine and spirits companies indicates that Gemini may be trading at a discount vs. its SOTP implied P/E multiple

## Weighted Average P/E Multiple

| | EBIT % Contribution[1] | Price / NTM EPS Low | | Price / NTM EPS High | Multiple Contribution Low | | Multiple Contribution High |
|---|---|---|---|---|---|---|---|
| Beer | 85% | 23.0x | – | 25.0x | 19.6x | – | 21.3x |
| Wine & Spirits | 15% | 20.0x | – | 26.0x | 3.0x | – | 3.9x |
| **Implied Weighted Avg. P/E** | | | | | **22.6x** | **-** | **25.1x** |
| Gemini Current P/E | | | | | 21.5x | – | 21.5x |
| Implied P/E Multiple Δ (%) | | | | | +5% | – | +17% |
| **Implied P/E Multiple Δ** | | | | | **+1.0x** | **-** | **+3.6x** |

## *Commentary*

- Beer: Highest growth and margin among beer peers
- Wine & Spirits: Low-to-mid growth and margin profile among wine and spirits peers

Source: Company filings, Wall Street research and FactSet.
(1) Based on fiscal year 2023 (ending February 28) EBIT contributions.

CENTERVIEW PARTNERS 18

– Confidential Draft –

# Gemini P/E Multiple Excluding Canopy

- Adjusting Gemini's P/E multiple for the Canopy stake market value and earnings implies that Gemini is trading at a ~1x lower P/E than otherwise observed
  - Gemini investors and analysts indicate some potential valuation discount may be attributable to Canopy / capital allocation and associated corporate governance

## Implied NTM P/E (Ex-Canopy)

| | | |
|---|---|---|
| Current Gemini Share Price | | $248.92 |
| (-) Canopy Value per Gemini Share | | (4.42)[1] |
| **Gemini Price ex-Canopy** | | **$244.50** |
| Gemini NTM EPS (incl. Canopy) | | $11.57 |
| (+) Add-back Canopy Loss per Gemini Share | | 0.36 |
| **Gemini NTM EPS ex-Canopy** | | **$11.94** |
| **Gemini Implied P/E ex-Canopy** | | **20.5x** |
| Gemini Current P/E | | 21.5x |
| **Gemini Current P/E vs. P/E ex-Canopy** | | +1.0x |
| | **Low** | **High** |
| Implied Peer-Based Weighted Avg. P/E | 22.6x | 25.1x |
| **Implied Incremental P/E Multiple Δ** | +1.0x | +1.0x |
| **Implied P/E Multiple Δ Vs. Implied Ex-Canopy P/E Of 21.5x** | +2.1x | +4.7x |

## Selected Analyst / Investor Quotes

*"Overall, given the market has been concerned over capital allocation, we believe investors would react favorably to [Gemini] consolidating into a single share class with the Sands Family giving up voting control… **We think some of the stock's valuation discount in our minds around capital allocation concerns will be reduced**"*
– Morgan Stanley

*"We have written at length about [Gemini's] patchy capital allocation track record, including Ballast Point, Mexicali and Canopy"*
– [A/B]

*"…The company's current valuation discount to the broader market on a P/E basis **is not wholly due to the control shares**, in our view. Management's decisions with regard to capital allocation – particularly the Canopy acquisition – have **contributed at least as much to the valuation gap as the control shares have**."*
– T.RowePrice

Source: Company filings, Wall Street research and FactSet.
(1) Based on the current market value of Gemini's ~35% ownership stake in Canopy Growth.

CENTERVIEW PARTNERS 19

– Confidential Draft –

# Gemini Benchmarking vs. Publicly-Traded Alcohol Companies

Gemini Beer segment exhibits the highest growth and margin among peers, while Wine & Spirits growth and margin is among low-to-mid group


CY'22-'24E Revenue
CY'22E EBIT Margin
Price / NTM EPS
Beer
Gemini (Beer) 8%
Boston Beer 7%
Heineken 6%
Carlsberg 5%
AB InBev 5%
Asahi 3%
Kirin 2%
Molson Coors 1%
Median: 5%
Gemini (Beer) 36%(1)
AB InBev 26%
Heineken 15%
Carlsberg 15%
Molson Coors 13%
Boston Beer 10%
Asahi 9%
Kirin 8%
Median: 13%
Boston Beer 24.0x
Heineken 20.2x
Carlsberg 17.9x
AB InBev 16.0x
Asahi 15.2x
Molson Coors 13.6x
Kirin 13.3x
Median: 16.0x
Wine & Spirits (W&S)
Vintage Wine 16%
Becle 11%(2)
Remy Cointreau 10%
Duckhorn 9%(2)
Campari 6%
Diageo 6%
Brown-Forman 6%
Treasury Wine 6%
Pernod Ricard 5%
Gemini (W&S) 3%
Median: 6%
Diageo 31%
Brown-Forman 31%
Pernod Ricard 28%
Duckhorn 28%
FY'25 expected 25%
Remy Cointreau 26%
Gemini (W&S) 22%(1)
Treasury Wine 22%
Campari 20%
Becle 20%
Vintage Wine 14%
Median: 26%
Brown-Forman 35.0x
Remy Cointreau 34.4x
Campari 32.3x
Duckhorn 30.0x
Becle 24.8x
Diageo 24.7x
Pernod Ricard 21.8x
Treasury Wine 20.7x
Vintage Wine 15.0x
Median: 27.2x
Beer
Wine
Spirits

CENTERVIEW PARTNERS

20

Source: Company filings, Wall Street research and FactSet. Note: U.S. Dollars in millions.

(1) Corporate cost allocation based on EBIT contribution by segment. (2) Represents CY'22E – CY'23E growth rates due to lack of availability of CY'24E estimates.

– Confidential Draft – Illustrative Regression Analysis Regression analysis of beer, wine and spirit company growth and margins vs. valuation multiple implies an increased P/E multiple for Gemini if it trades closer to regression implied trends Revenue Growth vs. NTM P/E Operating Margin vs. NTM P/E 40.0x Correlation = 81% 40.0x Correlation = 62% 35.0x 35.0x Implied Gemini (32.9%, 30.0x) 30.0x 30.0x Implied Gemini (7.1%, 26.8x) 50% Credit 25.0x 50% Credit 25.0x (32.9%, 25.8x) P/E (7.1%, 24.2x) P/E Current Gemini 20.0x 20.0x Current Gemini NTM (7.1%, 21.5x) NTM (32.9%, 21.5x) 15.0x 15.0x 10.0x 10.0x 5.0x 5.0x 0.0x 0.0x — 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% — 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% ’22E – ’24E Revenue Growth ’22E Operating Margin Beer Wine Spirits Source: Company filings, Wall Street research and FactSet. 21 Note: Beer companies include AB InBev, Asahi, Boston Beer, Carlsberg, Heineken, Kirin and Molson Coors. Wine companies include Duckhorn and Treasury Wine. Spirits companies include Brown-Forman, Campari, Diageo, Pernod Ricard and Remy Cointreau. Correlations exclude Gemini.

Appendix: Gemini Class A & Class B Trading Dynamics

– Confidential Draft –

# Review Of Class A And Class B Trading Following 13-D Disclosure

Generally difficult to draw conclusions from Class A and B current trading dynamics post-disclosure on April 4, given very low liquidity / trading volumes of Class B shares

**Trading Performance And Implied Premium Since Disclosure**


$300
$280
$260
$240
$220
$200
1.25x
1.20x
1.15x
1.10x
1.05x
1.00x
0.95x
4/1 4/4 4/5 4/6 4/7 4/8 4/11 4/12 4/13 4/14 4/18 4/19 4/20 4/21 4/22 4/25 4/26 4/27 4/28 4/29 5/2 5/3 5/4 5/5 5/6 5/9 5/10 5/11 5/12 5/13
Class B
$273.64
+17.1%
Class A
$248.92
+6.5%
Class A
$233.71
Peers(3)
(0.8%)
1.19x
1.19x
1.15x
1.13x
1.11x
1.16x
1.13x
1.12x
1.15x
1.16x
1.13x
1.09x
1.08x
1.10x
1.08x
1.15x
1.14x
1.11x
1.13x
1.13x
1.13x
1.10x
Class A Price
Class B Price
Implied Exchange Ratio

Source: Company filings and FactSet. Note: Assumes an all-stock exchange / reclassification. (1) Calculated as incremental shares issued to current Class B S/H * pro forma share price. (2) Share counts on 4/14 and after based on Gemini 10-K filed April 21, 2022. (3) Peers include AB InBev, Asahi, Bedê, Boston Beer, Brown-Forman, Campari, Carlsberg, Diageo, Duckhorn, Heineken, Kirin, Molson Coors, Pernod Ricard, Remy Cointreau, Treasury Wine and Vintage Wine.

CENTERVIEW PARTNERS 23

– Confidential Draft –

# Observations On Market Implied Exchange Ratio / Premium

Based on Gemini stock trading dynamics post-disclosure of the reclassification proposal on April 4, it appears that investors may be expecting a premium to be paid to Class B holders of between ~14% - 21%

### *Implied Exchange – 1-Day Reaction*

| | |
|---|---|
| Class A Price Prior to Announce | $233.71 |
| Class A Closing Price Post-Announce | 229.71 |
| ***% Gemini Change*** | (1.7%) |
| Class A Diluted Shares (mm)[1] | 169.2 |
| Class A Mkt Cap Prior to Announce | $39,534 |
| Class A Mkt Cap Post-Announce | 38,858 |
| ***Implied Prem. Paid By Class A To B*** | ***(677)*** |
| ***Implied Prem. as % of Mkt. Cap*** | ***1.4%*** |
| Current Class B Shares (mm) | 23.2 |
| Implied Class B Premium / Share | **$29.15** |
| Class A Price Prior to Announce | 233.71 |
| **Implied Class B Price Incl. Prem.** | **$262.86** |
| **Implied Exchange Ratio** | **1.14x** |

### *Implied Exchange – 1-Day Reaction vs. Peers*

| | | |
|---|---|---|
| Class A Price Prior to Announce | | $233.71 |
| Adj. Class A Closing Price Post-Annc. | | 228.71 |
| ***% Gemini Change*** | Adj. Performance[2] (2.1%) | *(1.7%)* |
| *% Peer Change* | | *0.4%* |
| Class A Diluted Shares (mm)[1] | | 169.2 |
| Class A Mkt Cap Prior to Announce | | $39,534 |
| Adj. Class A Mkt Cap Post-Announce | | 38,689 |
| ***Implied Prem. Paid By Class A To B*** | | ***(845)*** |
| ***Implied Prem. as % of Mkt. Cap*** | | ***1.8%*** |
| Current Class B Shares | | 23.2 |
| Implied Class B Premium / Share | | **$36.42** |
| Class A Price Prior to Announce | | 233.71 |
| **Implied Class B Price Incl. Prem.** | | **$270.13** |
| **Implied Exchange Ratio** | | **1.18x** |

### *Implied Exchange – 1-Day Reaction vs. S&P*

| | | |
|---|---|---|
| Class A Price Prior to Announce | | $233.71 |
| Adj. Class A Closing Price Post-Annc. | | 227.82 |
| ***% Gemini Change*** | Adj. Performance[3] (2.5%) | *(1.7%)* |
| *% S&P 500 Change* | | *0.8%* |
| Class A Diluted Shares (mm)[1] | | 169.2 |
| Class A Mkt Cap Prior to Announce | | $39,534 |
| Adj. Class A Mkt Cap Post-Announce | | 38,538 |
| ***Implied Prem. Paid By Class A To B*** | | ***(997)*** |
| ***Implied Prem. as % of Mkt. Cap*** | | ***2.1%*** |
| Current Class B Shares | | 23.2 |
| Implied Class B Premium / Share | | **$42.94** |
| Class A Price Prior to Announce | | 233.71 |
| **Implied Class B Price Incl. Prem.** | | **$276.65** |
| **Implied Exchange Ratio** | | **1.21x** |

Source: Company filings and FactSet.
Note: U.S. Dollars in millions, except per share amounts. Share counts as of 13-D disclosure on April 4, 2022, excluding impact of $500mm ASR announced on April 7, 2022.
(1) Class A common shares plus Class I shares plus dilution.
(2) Represents difference between Gemini 1-day reaction of (1.7%) and peer performance of +0.4%. Peers include selected large cap beer, wine and spirits companies.
(3) Represents difference between Gemini 1-day reaction of (1.7%) and S&P performance of +0.8%.

CENTERVIEW PARTNERS

24

– Confidential Draft – Gemini Class A & Class B Historical Share Prices And Returns Trading Performance Over Last 20 Years 4/4/22: Class B $300 Announces receipt of proposal to Annual Trading Performance Summary to Date (CAGR) $273.64 declassify at 1.35 exchange ratio B premium (1) (1) (2) Class A share price: (1.7%) +20.1% 20-Year 10-Year 5-Year 1-Year 6-Mo 3-Mo 13-D to A of Class B share price: +16.4% Class A Class A +15.1% +29.1% +6.7% +7.8% +8.8% +6.4% +8.4% $248.92 +9.9% $250 Class B +15.6% +30.3% +9.8% +18.3% +19.8% +16.3% +0.3% +9.3% $200 $150 $100 Class $50 A $15.08 Class B $15.01 – May-02 May-07 May-12 May-17 May-22 Class A Price Class B Price Source: FactSet. 25 (1) 6-month and 3-month trading performance not annualized. (2) 13-D disclosure of Sands letter to Gemini Board on April 4, 2022.

– Confidential Draft – Gemini Class A & Class B Historical Trading Premium / (Discount) Gemini Class B Trading Premium / (Discount) To Class A Share Price Over Last 20 Years 40% Summary of Average Class B Price to Class A Price Premium / (Discount) 30% 20-Year 10-Year 5-Year 1-Year 6-Mo 3-Mo 13-D Prem. / (Disc.) +0.2% +0.3% +0.3% +1.0% +1.8% +3.7% +14.3% 20% 16% 10% 0% (1%) (10%) Apr-02 Apr-07 Apr-12 Apr-17 Apr-22 Distribution Of Class B Premium / (Discount) To Class A Share Price % Of Trading Days Over Last 20 Years % Of Trading Days Over Last 5 Years 37% 30% 32% 24% 21% 15% 9% 10% 9% 5% 5% 4% <(1.0%) (1.0%) – (0.5%) – 0.0% – 0.5% – >1.0% <(1.0%) (1.0%) – (0.5%) – 0.0% – 0.5% – >1.0% (0.5%) 0.0% 0.5% 1.0% (0.5%) 0.0% 0.5% 1.0% Class B Premium / (Discount) To Class A Share Price Class B Premium / (Discount) To Class A Share Price

– Confidential Draft – Gemini Class A & Class B Historical Trading Volume Detail Class A Daily Trading Volume Class A Daily Value Of Over Last 20 Years Shares Traded (000’s) ($mm) Average Class A Daily Trading Volume Average Class A Daily Value Traded 60,000 20-Year 10-Year 5-Year 3-Year 1-Year 13-D $3,000 20-Year 10-Year 5-Year 3-Year 1-Year 13-D Volume (000’s) 1,669 1,605 1,455 1,213 1,036 1,060 Value ($mm) 127 220 291 242 236 261 50,000 40,000 Saturn Class A Shares Held (mm) $2,000 2001 2011 2021 30,000 10.2 10.9 7.1 20,000 $1,000 10,000 – – May-02 May-07 May-12 May-17 May-22 May-02 May-07 May-12 May-17 May-22 Class B Daily Trading Volume Class B Daily Value Of Over Last 20 Years Shares Traded (000’s) Average Class B Daily Trading Volume ($mm) Average Class B Daily Value Traded 20-Year 10-Year 5-Year 3-Year 1-Year 13-D 20-Year 10-Year 5-Year 3-Year 1-Year 13-D 50 Volume (000’s) 1.3 1.0 0.3 0.3 0.1 0.4 Value ($mm) $0.09 $0.15 $0.06 $0.05 $0.03 $0.12 $2 40 Saturn Class B Shares Held (mm) 2001 2011 2021 30 22.7 22.6 22.8 Volume traded for 20 $1 Class B shares on only 64% of days 10 in last 20 years – – May-02 May-07 May-12 May-17 May-22 May-02 May-07 May-12 May-17 May-22 Source: Company filings and FactSet.